Exhibit 99.1
DARA REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS AND OPERATIONAL OVERVIEW

-Company’s priority remains focusing expertise and resources on commercialization of its oncology treatment and oncology supportive care pharmaceutical products:  Soltamox®, Gelclair® and Bionect®-

RALEIGH, N.C., August 14, 2013 – DARA BioSciences, Inc. (NASDAQ: DARA), a specialty pharmaceutical company focused on the commercialization of its complementary product portfolio of oncology and oncology supportive care products, announced today its financial results for the second quarter ended June 30, 2013.  The Company also summarized second quarter 2013 operational highlights and recent developments.

For the second quarter ended June 30, 2013, DARA reported a net loss attributable to controlling interest of ($2,554,204), or ($0.10) per share as compared to a net loss attributable to controlling interest of ($1,472,521), or ($0.14) per share for the second quarter ended June 30, 2012.  The increase in loss was primarily a result of the costs incurred in the establishment of a sales and marketing, distribution and regulatory infrastructure to support the promotion of the Company's oncology and oncology supportive care products. As of June 30, 2013, cash and cash equivalents totaled $4,940,899.

DARA believes that its currently available funds, together with projected sales of Soltamox®, Gelclair® and Bionect® in 2013 will enable the Company to fund its planned operations and to meet its obligations through December 31, 2013.

Second Quarter 2013 Operational Overview and Recent Developments
●	Launched Gelclair in late April 2013, representing the Company’s third product launch;
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Implemented new commercial strategies and focused additional expertise and resources to increase and improve upon the first quarter 2013 revenues of Soltamox and its ongoing launch, as well as in support of the Gelclair product launch;

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Employed a multi-disciplinary approach to directly reach and educate health care providers, patient advocacy groups, caregivers and patients. DARA believes it can accomplish this through utilizing a combination of its own specialized sales organization, tele-detailing campaigns, appropriate levels of product sampling, innovative marketing programs, partnerships with Specialty Pharmacy Providers, working with Patient Advocacy Groups and Foundations as well as collaborative arrangements with companies that promote synergistic products within the oncology market;

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Enrolled thirteen U.S. oncology centers and completed nearly fifty percent of the patient surveys in the Company’s IRB-approved breast cancer patient registry study, CAPTURE (Compliance and Preference for Tamoxifen Registry). The registry is designed to gain valuable insight into adherence to prescribed tamoxifen treatment; patient preference for a liquid formulation of tamoxifen; and prevalence of difficulties in swallowing among breast cancer patients taking tamoxifen tablets;

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Granted T3D Therapeutics, Inc. the exclusive worldwide rights to develop and commercialize DB959. DB959 is an oral, highly selective, dual PPAR (peroxisome proliferator-activated receptor) nuclear receptor agonist. DARA had previously developed DB959 through Phase 1 clinical trials for the treatment of diabetes and dyslipidemia; and

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Provided U.S. Food and Drug Administration (FDA), on August 8, 2013, with additional information requested in support of DARA’s request for orphan drug designation for the Company’s Phase 2 development asset, KRN5500 for the treatment of painful, treatment-refractory, chronic chemotherapy-induced peripheral neuropathy (“CCIPN”).

"In the second quarter we commenced the launch of Gelclair, representing our third product launch in less than one year.  We are pleased with the initial uptake in sales and believe this launch is off to a promising start,” stated David J. Drutz, MD, DARA BioSciences’ chief executive officer and chief medical officer.

Dr. Drutz continued, “Following the disappointing first quarter 2013 sales reported for Soltamox, we made very deliberate adjustments to our marketing plan, utilizing what we had learned from the initial launch phase.  We are observing positive uptake on Soltamox since making our commercial adjustments, and although still modest, the trend is moving in the right direction.  The full impact of these initiatives will take time, and we will continue to communicate our progress on this front.  Going forward, our number one priority is to continue to work diligently, focus our expertise and commit the necessary resources towards achieving the expectations we have for our commercial product portfolio.”

Financial Highlights

A summary of key financial highlights for the three and six months ended June 30, 2013 and 2012 is as follows ($ in thousands):

	For the three months ended June 30, 2013	For the three months ended June 30, 2012	For the six months ended June 30, 2013	For the six months ended June 30, 2012

Net Product Revenues	$76.9	$-	$98.1	$-

Gross Margin	68.2	-	71.9	-

Operating Expenses	2,804.4	1,898.8	5,535.5	3,964.1

Net Loss Attributed to Controlling Interest	(2,554.2)	(1,472.5)	(5,076.8)	(3,456.4)

	As of June 30, 2013	As of December 31, 2012
Cash and Cash Equivalents	$4,940.9	$6,496.5

Current Assets	5,566.1	7,044.8

Current Liabilities	1,351.6	2,038.9

Working Capital	4,214.5	5,005.9

About DARA BioSciences, Inc.

DARA is a specialty pharmaceutical company focused on the commercialization of its complementary product portfolio of oncology and oncology supportive care products.

DARA increased its focus in oncology through its January 2012 acquisition of Oncogenerix, Inc., which holds the exclusive U.S. marketing rights to Soltamox®, a novel oral liquid formulation of tamoxifen citrate, which is widely used in the treatment and prevention of breast cancer. Soltamox is the only FDA-approved oral liquid version of tamoxifen citrate and fulfills an important clinical need for patients who prefer a liquid formulation or cannot tolerate existing solid tablet formulations of this drug. DARA has exclusive U.S. rights to Soltamox through a license from Rosemont Pharmaceuticals, Ltd.

In June 2012, DARA launched its first product, Bionect®, a topical treatment for skin irritation and burns associated with radiation therapy. DARA has rights to market Bionect in the US oncology/radiology markets under license from Innocutis. Soltamox was launched formally as DARA’s second commercial product in December 2012, coincident in timing with the 35th Annual San Antonio Breast Cancer Symposium. In late April, 2013, DARA launched its third product, Gelclair®, an FDA-cleared product for the treatment of oral mucositis for which DARA also has exclusive U.S. commercial rights through a license from Helsinn Group in Switzerland.

DARA is also developing a cancer-support therapeutic compound, KRN5500, for the treatment of chronic chemotherapy-induced peripheral neuropathy (CCIPN) in patients with cancer. This product is an excellent fit with DARA's strategic oncology focus, has successfully completed a Phase 2a clinical trial, and has been designated a Fast Track Drug by the FDA. DARA has created an improved, potentially commercializable formulation of this drug and is in active partnering discussions regarding further clinical development. DARA has also submitted an Orphan Drug Application to the FDA for the use of this drug in refractory painful CCIPN.

For more information please visit our web site at www.darabio.com.

Safe Harbor Statement
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in DARA’s most recent Annual Report on Form 10-K, filed with the SEC on March 28, 2013.  Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Bionect®, Soltamox®, Gelclair® or other products and DARA's lack of history as a revenue-generating company, FDA and other regulatory risks relating to DARA's ability to market Bionect, Soltamox, Gelclair or other products in the U.S. or elsewhere, DARA's current cash position and its need to raise additional capital in order to be able to continue to fund its operations, the current regulatory environment in which DARA sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, risks and uncertainties relating to DARA's ability to successfully integrate Oncogenerix and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

Investor contact:	Media contact:
Jenene Thomas	David Connolly or Samantha Stenbeck
DARA BioSciences	LaVoie Group
908-938-1475	617-374-8800
jthomas@darabio.com	dconnolly@lavoiegroup.com
sstenbeck@lavoiegroup.com

Source:  DARA BioSciences, Inc.

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